Exhibit 10.26.2

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

PRIME OFFSHORE L.L.C.

GUARANTY BANK, FSB, AS AGENT

AND

THE LENDERS PARTY HERETO

Effective March 31, 2008

REVOLVING LINE OF CREDIT AND LETTER

OF CREDIT FACILITY OF UP TO $200,000,000

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4.4	Security Instruments	32
4.5	Title to Assets	32
4.6	No Material Misstatements	32
4.7	Liabilities, Litigation, and Restrictions	32
4.8	Authorizations; Consents	33
4.9	Compliance with Laws	33
4.10	ERISA	33
4.11	Environmental Laws	33
4.12	Compliance with Federal Reserve Regulations	34
4.13	Investment Company Act Compliance	34
4.14	RESERVED.	34
4.15	Proper Filing of Tax Returns; Payment of Taxes Due	34
4.16	Refunds	34
4.17	Gas Contracts	34
4.18	Intellectual Property	35
4.19	Casualties or Taking of Property	35
4.20	Locations of Borrower	35
4.21	Subsidiaries	35
4.22	Compliance with Anti-Terrorism Laws	35
4.23	Identification Numbers	36

ARTICLE V AFFIRMATIVE COVENANTS		36
5.1	Maintenance and Access to Records	36
5.2	Quarterly Financial Statements; Compliance Certificates	36
5.3	RESERVED.	37
5.4	RESERVED.	37
5.5	RESERVED.	37
5.6	Annual Financial Statements	37
5.7	Oil and Gas Reserve Reports	37
5.8	Title Opinions; Title Defects and Mortgages	37
5.9	Notices of Certain Events	38
5.10	Letters in Lieu of Transfer Orders; Division Orders	39
5.11	Additional Information	39
5.12	Compliance with Laws	39
5.13	Payment of Assessments and Charges	39
5.14	Maintenance of Limited Liability Company Existence and Good Standing	39
5.15	Payment of Notes; Performance of Obligations	40
5.16	Further Assurances	40
5.17	Initial Fees and Expenses of Counsel to Agent	40
5.18	Subsequent Fees and Expenses of Agent	40
5.19	Operation of Oil and Gas Properties	40
5.20	Maintenance and Inspection of Properties	41
5.21	Maintenance of Insurance	41
5.22	Evidence of Compliance with Anti-Terrorism Laws	41
5.23	Indemnification	41
5.24	Future Subsidiaries	42

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5.25	RESERVED.	42
5.26	Pledge of Additional Assets	42
5.27	Additional Reporting Requirements	42

ARTICLE VI NEGATIVE COVENANTS		42
6.1	Indebtedness	42
6.2	Contingent Obligations	43
6.3	Liens	43
6.4	Sales of Assets	43
6.5	Leasebacks	43
6.6	Loans or Advances	43
6.7	Investments	43
6.8	Dividends and Distributions	44
6.9	Issuance of Stock; Changes in Limited Liability Structure	44
6.10	Transactions with Affiliates	44
6.11	Lines of Business	44
6.12	ERISA Compliance	44
6.13	RESERVED	44
6.14	Interest Coverage Ratio	44
6.15	Tangible Net Worth	44
6.16	General and Administrative Expenses	45
6.17	Minimum Liquidity	45
6.18	Put Right Agreement	45
6.19	Payments on Parent Subordinated Debt	45
6.20	Payments on Artic Subordinated Debt	45
6.21	Anti-Terrorism Laws	45

ARTICLE VII EVENTS OF DEFAULT		45
7.1	Enumeration of Events of Default	45
7.2	Remedies	47

ARTICLE VIII THE AGENT		48
8.1	Appointment	48
8.2	Waivers, Amendments	48
8.3	Delegation of Duties	49
8.4	Exculpatory Provisions	49
8.5	Reliance by Agent	49
8.6	Notice of Default	50
8.7	Non-Reliance on Agent and Other Lenders	50
8.8	Indemnification	51
8.9	Restitution	51
8.10	Agent in Its Individual Capacity	52
8.11	Successor Agent	52
8.12	Applicable Parties	52
8.13	Subordination Agreements	52

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ARTICLE IX MISCELLANEOUS		52
9.1	Transfers; Participations	52
9.2	Survival of Representations, Warranties, and Covenants	54
9.3	Notices and Other Communications	54
9.4	Parties in Interest	55
9.5	Rights of Third Parties	55
9.6	Renewals; Extensions	55
9.7	No Waiver; Rights Cumulative	55
9.8	Survival Upon Unenforceability	55
9.9	Amendments; Waivers	56
9.10	Controlling Agreement	56
9.11	Disposition of Collateral	56
9.12	USA Patriot Act Notice	56
9.13	Tax Shelter Regulations	56
9.14	Governing law	56
9.15	Jurisdiction and Venue	56
9.16	Waiver of rights to jury trial	57
9.17	Entire Agreement	57
9.18	Counterparts	57

LIST OF EXHIBITS
Exhibit I	- Form of Note
Exhibit I(A)	- Form of Note
Exhibit II	- Form of Borrowing Request
Exhibit III	- Form of Compliance Certificate
Exhibit IV	- Form of Opinion of Counsel
Exhibit V	- Facility Amounts
Exhibit VI	- Form of Assignment Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into effective the 31st day of March, 2008, by and among PRIME OFFSHORE L.L.C., a Delaware limited liability company (the “Borrower”), each lender that is a signatory hereto or becomes a party hereto as provided in Section 9.1 (individually, together with its successors and assigns, a “Lender” and, collectively, together with their respective successors and assigns, the “Lenders”), and GUARANTY BANK, FSB, a federal savings bank (“Guaranty”), as administrative agent for the Lenders and the issuing bank for letters of credit issued hereunder (in such capacities, together with its successors in such capacities pursuant to the terms hereof, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Agent are parties to that certain Credit Agreement dated June 29, 2006, as amended (as so amended, the “Existing Credit Agreement”);

WHEREAS, the parties to the Existing Credit Agreement desire to amend and restate in its entirety the Existing Credit Agreement by entering into this Amended and Restated Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows, restating in its entirety the Existing Credit Agreement:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each of the terms “Agent,” “Borrower,” “Existing Credit Agreement,” “Guaranty,” “Lender” and “Lenders” shall have the meaning assigned to such term hereinabove.

1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section or in Sections referred to in this Section, unless the context otherwise requires:

“Additional Costs” shall mean costs which the Lenders determine are attributable to their obligations to make or their making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lenders in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lenders under this Agreement or the Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of the Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lenders (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lenders hereunder, (c) increases the Assessment Rate, or (d) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

“Adjusted LIBO Rate” shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

“Affiliate” shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any “affiliate” of the Borrower within the meaning of Rule 12b-2 promulgated by the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Agreement” shall mean this Amended and Restated Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Lending Office” shall mean, for each Lender and each type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Borrower as the office by which Loans of such type are to be made and maintained by such Lender.

“Applicable Margin” shall mean, as to each LIBO Rate Loan, two percent (2.00%).

“Artic” shall mean Artic Management Corporation, a corporation incorporated under the laws of Panama.

“Artic Subordinated Debt” shall mean Indebtedness of the Borrower owing to Artic and subject to the Artic Subordination Agreement or another Intercreditor and Subordination Agreement in form and substance acceptable to the Agent and the Required Lenders.

“Artic Subordination Agreement” shall mean that certain Intercreditor and Subordination Agreement dated as of March 31, 2008 among the Agent, Artic and the Borrower, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Assessment Rate” shall mean, for any Interest Period, the average rate (rounded upwards if necessary to the nearest 1/100 of 1%) charged by the Federal Deposit Insurance Corporation (or any successor thereto) to a Lender for deposit insurance for Dollar time deposits with such Lender during such Interest Period, as determined by such Lender.

“Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Exhibit VI, with appropriate insertions.

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time minus (b) the sum of (i) the Loan Balance and (ii) the L/C Exposure at such time.

“Base Rate” shall mean, at any time, the rate of interest per annum then most recently established by Guaranty as its base rate, which rate may not be the lowest rate of interest charged by Guaranty to its borrowers. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to the Borrower at the time of such change in the Base Rate.

“Benefited Lender” shall have the meaning assigned to such term in Section 2.8(c).

“Blocked Person” shall have the meaning assigned to such term in Section 4.22(b).

“Borrowing Base” shall mean, at any time, the amount determined by the Agent in accordance with Section 2.9 and then in effect.

“Borrowing Request” shall mean each written request, in substantially the form attached hereto as Exhibit II, by the Borrower to the Agent for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.11, each of which shall:

(a) be signed by a Responsible Officer of the Borrower;

(b) when requesting a borrowing, be accompanied by a Compliance Certificate or acknowledgment that Borrower is in compliance;

(c) specify the amount and type of Loan requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion, or prepayment (which shall be a Business Day);

(d) when requesting a Floating Rate Loan, be delivered to the Lender no later than 5:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on the Business Day preceding the day of the requested borrowing, conversion, or prepayment;

(e) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 10:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, three Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of Property of any person.

“Closing Date” shall mean the date on which all of the conditions to the effectiveness of this Agreement set forth in Section 3.1 have been satisfied.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

“Commitment” shall mean the obligation of the Lenders, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 and to participate in Letters of Credit pursuant to Section 2.2.

“Commitment Fee” shall mean each fee payable to the Lenders by the Borrower pursuant to Section 2.12.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

“Commitment Termination Date” shall mean July 1, 2009.

“Commodity Hedge Agreement” shall mean any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreement, in form and substance with a Person acceptable to the Agent.

“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

“Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Agent from time to time in accordance with Sections 5.2 and 5.6.

“Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“EBITDAX” shall mean, for any period, Net Income for such period plus interest expense, federal and state income taxes, depreciation, amortization, exploration expenses and other non-cash expenses, less non-cash gains for such period deducted in the determination of net income for such period.

“Environmental Complaint” shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Amount” shall mean, for each Lender, the amount set forth opposite the name of such Lender on Exhibit V under the caption “Facility Amounts,” as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof and to give effect to any written request of the Borrower (any such request being irrevocable, absent written agreement of the Agent and the Required Lenders, which written agreement may be expressly conditioned on the payment of a fee (other than with respect to a reduction) by the Borrower to the Agent, for the account of the Lenders) to a reduction in the sum of the then existing Facility Amounts of the Lenders.

“Facility Fee” shall mean the fee payable to the Agent for the benefit of Lenders by the Borrower pursuant to Section 2.13.

“Final Maturity” shall mean July 1, 2009.

“Financial Statements” shall mean statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders’ equity, and cash flows for the Borrower and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of an independent certified public accountants acceptable to the Agent, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

“Fixed Rate Loan” shall mean any LIBO Rate Loan.

“Floating Rate” shall mean an interest rate per annum equal to the Base Rate from time to time in effect plus 0.50% percent, but in no event exceeding the Highest Lawful Rate.

“Floating Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

“Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien); provided, however, Indebtedness as to an entity shall not include unsecured advances by members and/or shareholders of such entity.

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrower for such period, determined in accordance with GAAP.

“Interest Period” shall mean, subject to the limitations set forth in Section 2.22, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

“Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“L/C Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit, other than such as are issued in support of Commodity Hedge Agreements, at such time.

“Letter of Credit” shall mean any standby letter of credit issued by the Agent on behalf of the Lenders for the account of the Borrower pursuant to Section 2.2.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit, provided that in the event of a conflict between the terms of each Letter of Credit Application and this Agreement, this Agreement shall control.

“Letter of Credit Fee” shall mean each fee payable to the Agent for the account of the Lenders or to Guaranty solely for its account by the Borrower pursuant to Section 2.14 upon or in connection with the issuance, renewal or extension of a Letter of Credit.

“LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum equal to the average of the offered quotations appearing on Bloomberg Professional LIBOR Index Page (or if such Bloomberg Professional LIBOR Index Page shall not be available, any successor or similar service selected by the Agent and the Borrower) as of approximately 10:00 a.m., Central Standard or Central Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Bloomberg Professional LIBOR Index Page nor any successor or similar service is available, the term “LIBO Rate” shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Lender to leading banks in the London interbank market of Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate.

“LIBO Rate Loan” shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

“Limitation Period” shall mean, any period while any amount remains owing on the Notes, or any of them, and interest on such amounts, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

“Loan Balance” shall mean, at any time, the outstanding principal balance of the amount owed hereunder at such time.

“Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, the Subordination Agreements, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Instruments or the Subordination Agreements, and all renewals and extensions of, amendments and supplements to and restatements of any or all of the foregoing from time to time in effect.

“Material Adverse Effect” shall mean (a) any adverse effect on the business, operations, properties, or financial condition of the Borrower, which substantially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any substantially adverse effect upon the Collateral.

“Monthly Commitment Reduction Amount” shall mean, at any time, the amount determined as such by the Agent and then in effect in accordance with the provisions of Section 2.9.

“Mortgaged Properties” shall mean all Oil and Gas Properties and pipelines and related facilities of the Borrower subject to a perfected first priority Lien in favor or for the benefit of the Agent for the benefit of the Lenders, subject only to Permitted Liens, as security for the Obligations.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP.

“Notes” shall mean, collectively, each of the promissory notes of the Borrower payable to a Lender in the amount of the Facility Amount of such Lender in the form attached hereto as Exhibit I and Exhibit I(A) with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases, and rearrangements thereof.

“Obligations” shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees, Letter of Credit Fees, and Engineering Fees, (e) all obligations and liabilities whether now existing or hereafter arising of the Borrower to the Lender in connection with any Commodity Hedge Agreement or Rate Management Transaction (which if done with a third party, acceptable to the Agent, will rank pari passu with all other items listed in this definition), including Letters of Credit issued outside of this facility for Commodity Hedge Agreements or Rate Management Transactions, and (f) all other obligations and liabilities of the Borrower to the Agent or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Parent” shall mean PrimeEnergy Corporation, a Delaware corporation.

“Parent Subordinated Debt” shall mean Indebtedness of the Borrower owing to the Parent and subject to the Parent Subordination Agreement.

“Parent Subordination Agreement” shall mean that certain Subordination Agreement among the Borrower, Parent and the Agent dated June 29, 2006, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Percentage Share” shall mean, as to each Lender, the percentage that such Lender’s Facility Amount constitutes of the sum of the Facility Amounts of all Lenders, as such percentage is shown in Exhibit V.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefore, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefore within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or materially detract from the value or use of the Property to which they apply, (h) Liens in favor of the Agent and other Liens expressly permitted under the Security Instruments, and (i) Liens not to exceed $50,000.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Plan” shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Office” shall mean the principal office of Guaranty in Dallas, Texas, presently located at 8333 Douglas Avenue, Dallas, Texas 75225.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 4975 of the Code.

“Project Fields” shall mean the South Padre Island area fields 1113, 1059, 1060, 1073 and 1133 and North Padre Island area field 998.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to on or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including the Lender.

“Reimbursement Obligation” shall mean the obligation of the Borrower to provide to the Agent or reimburse the Agent for the account of the Lenders for any amounts payable, paid, or incurred by the Agent or the Lenders with respect to Letters of Credit.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

“Reorganization” shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Required Lenders” shall mean, Lenders (including the Agent) holding more than 66 2/3% of the then Loan Balance, or, if there is no Loan Balance, Lenders (including the Agent) having more than 66 2/3% of the aggregate amount of the Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” shall mean each report delivered to the Agent pursuant to Section 5.7.

“Responsible Officer” shall mean, as to any Person, its President, Chief Executive Officer, Chief Operating Officer or any Vice President.

“Security Instruments” shall mean the security instruments and other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated or otherwise modified from time to time.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subordinated Debt” shall mean, collectively, the Indebtedness of the Borrower described in the Subordination Agreements and other Indebtedness of the Borrower not exceeding in principal amount, in the aggregate at any time, such amount as may be approved from time to time by the Agent and the Required Lenders, so long as such other Indebtedness is subordinated, on terms approved by the Agent and the Required Lenders, to the prior payment and performance in full of the Obligations.

“Subordination Agreements” shall mean, collectively, the Parent Subordination Agreement and the Artic Subordination Agreement, as such agreements may be amended, supplemented, restated or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Tangible Net Worth” shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters’ debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Subordinated Debt.

“Transferee” shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 9.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITY

2.1 Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of any Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, each Lender severally agrees, during the Commitment Period, to make Loans, in immediately available funds at the Applicable Lending Office or the Principal Office, to or for the benefit of the Borrower in an amount not to exceed at any time outstanding the lesser of the Borrowing Base or the Percentage Share of such Lender of the Borrowing Base then in effect. Loans shall be made from time to time on any Business Day designated by the Borrower following receipt by the Agent of a Borrowing Request.

(b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Except for prepayments made pursuant to Section 2.10, each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

(c) The Loans shall be made and maintained at the Applicable Lending Office or the Principal Office and shall be evidenced by the Notes.

(d) Not later than 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on the date specified for each borrowing, the Lenders shall make available to the Agent, in immediately available funds, the proceeds of borrowings requested by Borrower for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office by the end of that Business Day. All Loans by the Lenders shall be maintained at the Applicable Lending Office of the Lenders and shall be evidenced by the Note of the Lenders.

(e) The face amount of each of the Notes has been established as an administrative convenience and do not commit the Lenders to advance funds hereunder in excess of the then current Borrowing Base.

2.2 Letter of Credit Facility. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Agent, as issuing bank for the Lenders, agrees from the date of this Agreement until the date which is thirty days prior to the Commitment Termination Date, to issue on behalf of the Lenders in their respective Percentage Shares, Letters of Credit for the account of the Borrower and to renew and extend such Letters of Credit. Letters of Credit shall be issued, renewed, or extended from time to time on any Business Day designated by the Borrower following the receipt in accordance with the terms hereof by the Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of the Borrower and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to Final Maturity, (ii) each automatically renewable Letter of Credit shall provide that it may be terminated by the Agent at its then current expiry date by not less than 30 days’ written notice by the Agent to the beneficiary of such Letter of Credit, and (iii) the Agent shall not be obligated to issue any Letter of Credit if (A) the face amount thereof would exceed the Available Commitment, or (B) after giving effect to the issuance thereof, the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the Borrowing Base, or (C) the L/C Exposure would exceed $2,000,000, and (iv) notwithstanding the above, Letters of Credit may be issued for Commodity Hedge Agreements or Rate Management Transactions at the sole discretion of the Agent up to an amount not to exceed $5,000,000 as evidenced by the Note shown on Exhibit I(A). Any Letters of Credit issued under (iv) above shall be cross-collateralized and cross-defaulted with the other Obligations hereunder and if drawn shall be due on demand.

(b) Prior to any payment in respect of any Letter of Credit, each Lender shall be deemed to be a participant through the Agent with respect to the relevant Letter of Credit in the obligation of the Agent, as the issuer of such Letter of Credit, in an amount equal to the Percentage Share of such Lender of the maximum amount which is or at any time may become available to be drawn thereunder. Upon delivery by such Lender of funds requested pursuant to Section 2.2(c), such Lender shall be treated as having purchased a participating interest in an amount equal to such funds delivered by such Lender to the Agent in the obligation of the Borrower to reimburse the Agent, as the issuer of such Letter of Credit, for any amounts payable, paid, or incurred by the Agent, as the issuer of such Letter of Credit, with respect to such Letter of Credit.

(c) Each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Event of Default, to the extent of the Percentage Share of such Lender at the time of issuance of each Letter of Credit, to reimburse, on demand, the Agent, as the issuer of such Letter of Credit, for the amount of each Letter of Credit Payment under such Letter of Credit. Each payment in respect of any Letter of Credit shall be deemed to be a Floating Rate Loan by each Lender to the extent of funds delivered by such Lender to the Agent with respect to such payment and shall to such extent be deemed a Floating Rate Loan under and shall be evidenced by the Note of such Lender.

(d) EACH LENDER AGREES TO SEVERALLY INDEMNIFY THE AGENT, AS THE ISSUER OF EACH LETTER OF CREDIT, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS,

ATTORNEYS-IN-FACT AND AFFILIATES OF THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER AT THE TIME OF ISSUANCE OF SUCH LETTER OF CREDIT, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR SUCH LETTER OF CREDIT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER (OTHER THAN THE AGENT AS THE ISSUER OF A LETTER OF CREDIT) SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OR WILLFUL MISCONDUCT OF THE AGENT AS THE ISSUER OF A LETTER OF CREDIT. THE AGREEMENTS IN THIS SECTION 2.2(D) SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

2.3 Use of Loan Proceeds and Letters of Credit. (a) Proceeds of the Loan shall be used solely to finance Borrower’s share of capital expenditures for the development of the Project Fields, to refinance shareholder debt and for other projects and/or acquisitions evaluated by and acceptable to the Agent.

(b) Letters of Credit shall be used solely for other general limited liability company purposes and to support Commodity Hedge Agreements and Rate Management Transactions.

2.4 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.17), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days for the actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable by the Borrower upon demand by the Agent at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

2.5 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of April, 2008 and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Notes, the Borrower shall specify to the Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion.

2.6 Outstanding Amounts. The outstanding principal balance of the Notes reflected by the notations by the Agent and the Lenders on their records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Notes. The liability for payment of principal and interest evidenced by the Notes shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

2.7 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Agent on the Business Day received, or on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Notes would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.8 Pro Rata Treatment; Adjustments. (a) Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each reduction of the sum of the Facility Amounts of the Lenders at the request of the Borrower, as well as any subsequent increase in the sum of the Facility Amounts of the Lenders at the request of the Borrower and with written agreement of the Agent and the Required Lenders, shall serve to adjust the Facility Amounts of the Lenders pro rata in accordance with the Facility Amounts of the Lenders in effect immediately prior to any such adjustment, (iii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iv) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares of the Loan Balance, and (v) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares of the aggregate amount of interest due and payable to the Lenders.

(b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest, (iii) third, to the Loan Balance, and (iv) last, to any other Obligations.

(c) If any Lender (for purposes of this Section, a “Benefitted Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f) or Section 7.1(g), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Agent for distribution in accordance with the terms of this Agreement.

2.9 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower, the Agent and the Lenders to be $32,400,000. Commencing on May 10, 2008 and continuing thereafter on the tenth day of each calendar month through the Commitment Termination Date, the amount of the Borrowing Base shall be reduced by the Monthly Commitment Reduction Amount, which Monthly Commitment Reduction Amount as of the Closing Date is acknowledged by the Borrower and the Agent to be $1,500,000.

(b) The Borrowing Base and the Monthly Commitment Reduction Amount shall be redetermined by the Agent on October 1, 2008 and thereafter semi-annually (on each April 1 and October 1 prior to the Commitment Termination Date) on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including Reserve Reports, and all other relevant information available to the Agent and the Lenders. In addition, the Agent shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base and the Monthly Commitment Reduction Amount; provided, however, the Agent shall not be obligated to respond to more than two such requests in any calendar year. The Borrower may make additional requests for which agreement will not be unreasonably withheld by the Agent. Notwithstanding the foregoing, the Agent may at its discretion redetermine the Borrowing Base and the Monthly Commitment Reduction Amount at any time and from time to time.

(c) Upon each determination of the Borrowing Base and the Monthly Commitment Reduction Amount, the Agent shall notify the Borrower orally (confirming such notice promptly in writing) of such determinations, and the amounts so communicated to the Borrower shall become effective upon such oral notification and shall remain in effect until the next subsequent determination of such amounts.

(d) The Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained and their customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lenders. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders.

(e) Notwithstanding any other provision of this Section 2.9, the Borrower shall be entitled, by written request of the Borrower to the Agent at any time (any such request being irrevocable, absent written agreement of the Agent and the Required Lenders with respect to any subsequently requested increase in the Borrowing Base, which written agreement may be expressly conditioned on the payment of a fee by the Borrower to the Agent, for the account of the Lenders) to a reduction in the Borrowing Base.

2.10 Mandatory Prepayments. If at any time the Loan Balance and the L/C Exposure exceeds the Borrowing Base then in effect and exceeds the Borrowing Base, the Borrower shall, within 5 Business Days of notice from the Agent of such occurrence, (a) prepay, or make arrangements acceptable to the Agent for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Agent in its reasonable discretion, to secure the Obligations by the execution and delivery to the Agent of security instruments in form and substance satisfactory to the Agent in the exercise of its reasonable discretion, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Agent in its reasonable discretion. In the event that a mandatory prepayment is required under this Section and the amount owed on the Notes plus accrued interest is less than the amount required to be prepaid, the Borrower shall repay the amount owed, plus accrued interest and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the reasonable satisfaction of the Agent, deposit with the Agent, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base. The cash deposited with the Agent in satisfaction of the requirement provided in this Section may be invested, at the reasonable discretion of the Agent and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Agent.

2.11 Voluntary Prepayments and Conversions of Loans. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

2.12 Commitment Fee. In addition to interest on the Notes as provided herein and all other fees payable hereunder and to compensate the Lenders for maintaining funds available, the Borrower shall pay to the Agent for the account of the Lenders, in immediately available funds, on the first day of April, 2008, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of 0.375% per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding quarterly period.

2.13 RESERVED.

2.14 Letter of Credit Fee. In addition to interest on the Notes as provided herein and all other fees payable hereunder, the Borrower agrees to pay to the Agent for the account of the Lenders, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or 2.00% calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Agent on behalf of the Lenders with respect to such Letter of Credit, the Agent shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of such fee. The Borrower also agrees to pay to Guaranty, on demand and solely for its account, its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

2.15 Loans to Satisfy Obligations of Borrower. The Lenders may, but shall not be obligated to, but only if an Event of Default exists, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Notes and shall be made as a Floating Rate Loan.

2.16 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent for the benefit of the Lenders, and grants to the Agent for the benefit of the Lenders, a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Agent and such Lenders, with such interest to be retransferred, reassigned, and/or released by the Agent and each Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Agent during the existence of the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent and each Lender the right, exercisable during the existence of an Event of Default, of offset or banker’s lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Agent and each Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof, provided that such Obligation shall have matured, whether by acceleration of maturity or otherwise.

2.17 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. The Borrower agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in Chapter 303 of the Texas Finance Code (Vernon’s 1999), provided that the Lender may, at its election, substitute for the “weekly” rate the “annualized” or “quarterly” rate, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices. The Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

(b) Notwithstanding anything herein or in the Notes, or any of them, to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Agent for the account of the Lenders (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Agent would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Agent but for the effect of such Limitation Period.

(c) If, under any circumstances, the aggregate amounts paid on the Notes, or any of them, or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower, the Agent and the Lenders; and the Agent, on behalf of itself and the Lenders, shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Agent or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Agent or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Agent on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

(d) All sums paid, or agreed to be paid, to the Agent, for the account of the Lenders, for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.18 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent, for the account of the Lenders, from time to time such amounts as the Agent or the Lenders may determine are necessary to compensate the Lenders for any Additional Costs incurred by the Lenders.

(b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent, for the account of the Lenders, from time to time on request such amounts as the Agent or the Lenders may determine are necessary to compensate the Lenders for any costs attributable to the maintenance by the Lenders (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lenders (or any Applicable Lending Office) to a level below that which the Lenders (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

(c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Agent or the Lenders therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Agent or the Lenders any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Lenders of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to payments by the Lenders under Letters of Credit, or to reduce any amount receivable in connection therewith, then within

15 days of demand by the Agent, the Borrower shall pay to the Agent, for the account of the Lenders, from time to time as specified by the Agent, additional amounts which shall be sufficient to compensate the Lenders for such increased cost or reduced amount receivable.

(d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Agent, for the account of the Lenders, such amounts as shall be sufficient in the reasonable opinion of the Agent to compensate the Lenders for any loss, cost, or expense incurred by and as a result of:

(i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

(ii) any failure by the Borrower to borrow a LIBO Rate Loan on the date for such borrowing specified in the relevant Borrowing Request;

such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed for the period from the date of such payment, prepayment, conversion, or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Agent) of the amount (as reasonably determined by the Agent) the Lenders would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period; provided, however, that the Agent, on behalf of the Lenders, shall be limited to recover their actual losses and not anticipated profits.

(e) Determinations by the Agent or the Lenders for purposes of this Section of the effect of any Regulatory Change on capital maintained, their costs or rate of return, maintaining Loans, issuing Letters of Credit, the Lenders’ obligations to make Loans and issue Letters of Credit, or on amounts receivable by them in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Lenders under this Section, shall be rebuttable presumptions of the additional amounts due, provided that such determinations are made on a reasonable basis. The Agent shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be rebuttable presumptions of the additional amounts due. The Agent, on behalf of the Lenders, shall (i) notify the Borrower, as promptly as practicable after the Agent obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefore, of any event occurring after the Closing Date which will entitle the Lenders to compensation pursuant to this Section; provided that the Borrower shall not be obligated for the payment of any Additional Costs or other sums payable pursuant to this Section after the earlier of (A) the Final Maturity (provided that the Obligations have been paid in full) and (B) the expiration of the Commitment (provided that the Obligations have been paid in full) to the extent such Additional Costs or other sums accrued more than 90 days prior to the date upon which the Borrower was given such notice; and (ii) designate a different Applicable Lending Office for the Loans of the Lenders affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Lenders, be materially disadvantageous to the Lenders. If the Lenders request compensation from the Borrower under this Section, the Borrower may, by notice to the Agent, require that the Loans by the Lenders of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section 2.11. Any compensation requested pursuant to this Section shall be due and payable to the Agent, for the account of the Lenders, within fifteen days of delivery of any such notice by the Agent to the Borrower.

(f) Each of the Lenders agree that it shall not request, and the Borrower shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by such Lender against other customers of such Lender similarly situated where such customers are subject to documents providing for such assessment.

2.19 Limitation of Types of Loans. Anything herein to the contrary notwithstanding, no more than seven separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

(a) the Lenders determine (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of “LIBO Rate” in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

(b) the Lenders determine (which determination shall be conclusive) that the rates of interest referred to in the definition of “LIBO Rate” in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Agent shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.11. Before giving such notice pursuant to this Section, the Agent will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans hereunder and will not, in the opinion of the Agent, be materially disadvantageous to the Agent or the Lenders.

2.20 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lenders or their Applicable Lending Office to (a) honor its obligation to make any type of LIBO Rate Loans hereunder, or (b) maintain any type of LIBO Rate Loans hereunder, then the Agent shall promptly notify the Borrower thereof; and the obligation of the Lenders hereunder to make such type of LIBO Rate Loans and to convert other types of Loans into LIBO Rate Loans of such type shall be suspended until such time as the Lenders may again make and maintain LIBO Rate Loans of such type, and the outstanding LIBO Rate Loans of such type shall be converted into Floating Rate Loans in accordance with Section 2.11. Before giving such notice pursuant to this Section, the Agent will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans and will not, in the opinion of the Agent, be disadvantageous to the Agent or the Lenders.

2.21 Regulatory Change. In the event that by reason of any Regulatory Change, the Lenders (a) incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lenders which includes deposits by reference to which the interest rate on any LIBO Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lenders which includes any LIBO Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of the Agent with notice to the Borrower, the obligation of the Lenders to make such LIBO Rate Loans and to convert Floating Rate Loans into such LIBO Rate Loans shall be suspended until such time as such Regulatory Change ceases to be in effect, and all such outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.11.

2.22 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, with respect to any LIBO Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

2.23 Letters in Lieu of Transfer Orders. The Agent agrees that none of the letters in lieu of transfer or division orders provided by the Borrower will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

2.24 Power of Attorney. The Borrower hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer or division orders delivered by the Borrower to the Agent, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Agent (for the benefit of the Lenders) in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent and the Lenders under the Loan Documents and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

ARTICLE III

CONDITIONS

The obligations of the Agent and the Lenders to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1 Receipt of Loan Documents and Other Items. The Agent and the Lenders shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Agent or its counsel of the title of the Borrower to its Oil and Gas Properties, shall be satisfactory to the Agent, and the Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior or subsequent thereto and acceptable to the Lender:

(a) multiple counterparts of this Agreement, as requested by the Lender;

(b) the Notes;

(c) the Artic Subordination Agreement;

(d) confirmation that the Borrower shall have received the proceeds of an additional $5,000,000 of Parent Subordinated Debt from Parent and applied such proceeds solely to the reduction of the Loan Balance, together with all accrued and unpaid interest thereon;

(e) confirmation that the Borrower shall have received the proceeds of $20,000,000 of Artic Subordinated Debt from Artic and applied such proceeds solely to the reduction of the Loan Balance, together with all accrued and unpaid interest thereon; and

(f) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

3.2 Each Loan and Letter of Credit. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loan or issue any Letter of Credit unless:

(a) the Borrower shall have delivered to the Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least three Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

(b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

(c) if requested by the Agent, the Borrower shall have delivered evidence satisfactory to the Agent substantiating any of the material matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;

(d) no event shall have occurred which, in the reasonable opinion of the Agent, would have a Material Adverse Effect;

(e) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or the issuance of such Letter of Credit (except to the extent such representations and warranties expressly refer to an earlier date, in which case, they shall be true and correct as of such earlier date) provided, however, for purposes of this Section 3.2, in each representation and warranty in Article IV that makes reference to an Exhibit, the representation under this Section 3.2 that such representation and warranty in Article IV is true on and as of the date of the making of such Loan or the issuance of such Letter of Credit shall take into account (i) any subsequent amendments to any Exhibit referred to therein, (ii) any exception contained in a written notice received by the Agent which makes specific reference to the applicable Exhibit, or (iii) any written disclosure made by the Borrower or any of its Subsidiaries prior to the date as of which such representation or warranty is made, provided that such amendment, exception or disclosure has been consented to by the Agent if such amendment, exception or disclosure amends or waives provisions of this Agreement or is otherwise required under the terms of this Agreement.

(f) all of the Security Instruments shall be in full force and effect and provide to the Lenders the security intended thereby;

(g) neither the consummation of the transactions contemplated hereby nor the making of such Loan or the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

(h) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof;

(i) the Agent and the Lenders shall have received the payment of all fees payable to the Agent and the Lenders hereunder and reimbursement from the Borrower, or special legal counsel for the Agent shall have received payment from the Borrower, for (i) all reasonable fees and expenses of counsel to the Agent for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented at least 15 days prior to the date of the relevant Loan or Letter of Credit Application (otherwise the initial Borrowing which must be presented at least two days prior to the Closing Date), and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application (otherwise the initial Borrowing which must be presented at least five days prior to the Closing Date); and

(j) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and the Lenders (which representations and warranties shall survive the delivery of the Notes) that:

4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents, are within the power of the Borrower, have been duly authorized by all necessary limited liability company action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, except where such contravention or conflict would not individually or in the aggregate result in a Material Adverse

Effect, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

4.2 Limited Liability Company Existence. The Borrower is a limited liability company duly organized, legally existing, and in good standing under the laws of its state of formation and is duly qualified as foreign limited liability company and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

4.3 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relative to enforceability.

4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relative to enforceability, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein subject to Permitted Liens.

4.5 Title to Assets. The Borrower has good and indefeasible title to all of its interests in its Properties then owned by it, free and clear of all Liens except Permitted Liens.

4.6 No Material Misstatements. As of the Closing Date, no information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

4.7 Liabilities, Litigation, and Restrictions. As of the Closing Date, other than as reflected and reported in Borrower’s Financial Statements as of March 31, 2006, including the due to related parties, the Borrower has no liabilities, direct, or contingent, which would result in a Material Adverse Effect, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any material impairment of its ownership of any Collateral or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral would result in a Material Adverse Effect, other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower.

4.8 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower of the Obligations.

4.9 Compliance with Laws. The Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all material applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

4.10 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

4.11 Environmental Laws. To the knowledge and belief of the Borrower, except as would not have a Material Adverse Effect:

(a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

(b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

(d) no Environmental Complaint has been received by the Borrower.

4.12 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

4.13 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.14 RESERVED.

4.15 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

4.16 Refunds. No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.

4.17 Gas Contracts. The Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has reflected in the most recent engineering report or established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

4.18 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its financial condition, business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

4.19 Casualties or Taking of Property. Except as would not result in a Material Adverse Effect, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.20 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 9.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Agent, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Agent have been filed.

4.21 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.

4.22 Compliance with Anti-Terrorism Laws. (a) Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither the Borrower nor any Affiliate of the Borrower is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

(c) Neither the Borrower nor any Affiliate of the Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d) Neither the Borrower nor any Affiliate of the Borrower is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

4.23 Identification Numbers. The federal taxpayer identification number of the Borrower is 76-0688905 and the organizational number of the Borrower with the Secretary of State of the State of Delaware is 3408892.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

5.1 Maintenance and Access to Records. Keep adequate records, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent, make such records available for inspection by the Agent and, at the expense of the Borrower, allow the Agent to make and take away copies thereof.

5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Agent, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, beginning with the fiscal quarter ending March 31, 2008, a copy of its unaudited Financial Statements at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP (with the exception of footnotes) consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

5.3 RESERVED.

5.4 RESERVED.

5.5 RESERVED.

5.6 Annual Financial Statements. Deliver to the Agent, on or before the 120th day after the close of each fiscal year of the Borrower, a copy of the Borrower’s annual unaudited Financial Statements and the Borrowers Compliance Certificate on the 120th day after the close of each fiscal year.

5.7 Oil and Gas Reserve Reports. (a) Deliver to the Agent, no later than March 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent, certified by Ryder Scott Company as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower.

(b) Deliver to the Agent no later than September 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Agent certified by Ryder Scott Company evaluating the Mortgaged Properties as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.7(a).

(c) Each of the reports provided pursuant to this Section shall be submitted to the Agent together with additional data concerning pricing, quantities of production from the Mortgaged Properties, volumes of production sold, purchasers of production, gross revenues, expenses, log section, map, test data and such other information and engineering and geological data with respect thereto as the Agent may reasonably request.

(d) Notwithstanding anything in this Section 5.7 to the contrary, the engineering report required pursuant to Section 5.7(b) evaluating the Mortgaged Properties as of July 1, 2008 and to be delivered by the Borrower to the Agent no later than September 1, 2008 shall be in the form of and contain all of the information required as to an engineering report delivered to the Agent in satisfaction of the provisions of Section 5.7(a).

5.8 Title Opinions; Title Defects and Mortgages. Promptly upon the request of the Agent, furnish to the Agent title opinions, in form and substance and by counsel satisfactory to the Agent, or other confirmation of title acceptable to the Agent, covering all Oil and Gas Properties currently in the Borrowing Base; and promptly, but in any event within 30 days after notice by the Agent of any defect, material in the opinion of the Agent in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Agent to do so. The Borrower shall at all times have granted a Mortgage to the Agent covering all of the Oil and Gas Properties in the Borrowing Base.

5.9 Notices of Certain Events. Deliver to the Agent, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

(a) any Default or Event of Default;

(b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d) the receipt by the Borrower of any Environmental Complaint;

(e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law;

(f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

(h) any change in the senior management of the Borrower;

(i) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

(j) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.10 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Agent at any time and from time to time, execute such letters in lieu of transfer or division orders and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property.

5.11 Additional Information. Furnish to the Agent, promptly upon the request of the Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Agent may from time to time request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.12 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

5.13 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

5.14 Maintenance of Limited Liability Company Existence and Good Standing. Maintain its limited liability company existence or qualification and good standing in its jurisdictions of incorporation or formation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

5.15 Payment of Notes; Performance of Obligations. Pay the Notes according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.

5.16 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Agent, be necessary to fulfill the terms of the Loan Documents.

5.17 Initial Fees and Expenses of Counsel to Agent. Upon request by the Agent, promptly reimburse the Agent for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

5.18 Subsequent Fees and Expenses of Agent. Upon request by the Agent, promptly reimburse the Agent (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Agent under any of the Loan Documents; and to protect the Properties or business of the Borrower, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent or the Lenders, (d) fees and expenses incurred in connection with the participation by the Agent or the Lenders as members of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code; all reasonably incurred by the Agent in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent until the date it is repaid to the Agent, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

5.19 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

5.20 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Agent to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower.

5.21 Maintenance of Insurance. The Borrower shall maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts (and with deductibles) and from insurers reasonably acceptable to the Agent or as may be required under the laws of any state or jurisdiction in which it may be engaged in business, maintained by Borrower, naming the Agent as loss payee, only as to coverage on physical damage and only as it relates to Borrower’s specific interest in such property and, as additional insured (in the case of liability insurance) upon any renewal of any such insurance and at other times upon request by the Agent, furnish to the Agent evidence, satisfactory to the Agent, of the maintenance of such insurance. The Borrower will give Agent 30 days prior written notice of intent to cancel or modify any such insurance. If no Borrowing Base deficiency exists and no Event of Default has occurred and its continuing, (a) the Borrower will cause all proceeds of insurance in connection with a Casualty Event to be deposited into a deposit account at the Agent and (b) the Borrower may use such insurance proceeds to, at its option, repair or rebuild the affected property or pay or prepay any outstanding Loans or other Obligations or for any other lawful purpose not otherwise restricted by the Loan Documents. If a Borrowing Base deficiency exists, such insurance proceeds shall be used to cure such Borrowing Base deficiency by prepaying the Loans and/or Letters of Credit to the extent of the deficiency. After the occurrence and during the continuance of an Event of Default, the Agent may apply all insurance proceeds upon receipt thereof to the Obligations.

5.22 Evidence of Compliance with Anti-Terrorism Laws. Deliver to the Lender any certification or other evidence requested from time to time by the Lender, in its reasonable discretion, confirming compliance by the Borrower with the provisions of Section 6.21.

5.23 Indemnification. INDEMNIFY AND HOLD THE AGENT AND EACH LENDER AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS AND EACH SECURED PARTY UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH

PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE AGENT OR ANY LENDER OR THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS OR ANY SECURED PARTY UNDER ANY SECURITY INSTRUMENT; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

5.24 Future Subsidiaries. In the event Borrower acquires any Subsidiaries, it agrees to have such Subsidiary become a Borrower under this Agreement or to guarantee the Obligation hereunder, in each case as the Agent may require in its sole discretion.

5.25 RESERVED.

5.26 Pledge of Additional Assets. After 15 days written notice by the Agent, pledge any additional assets requested by the Agent, including assets such as inventory and undeveloped Oil and Gas Properties.

5.27 Additional Reporting Requirements. Deliver to the Agent a monthly production volume throughput report as to production from the Project Fields within 30 days after each month end.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:

6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable in excess of $50,000 in the aggregate incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made or if there is an agreement between the trade creditor and the Borrower allowing a longer time for payment, (c) crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreements (“Commodity Hedge Agreements”), in form and substance and with a Person acceptable to the Agent, provided that (i) each commitment issued under such agreement must also be approved by the Agent, (ii) such agreements shall not be entered into with respect to Mortgaged Properties constituting more than 80% of monthly production of proven developed shut-in reserves as forecast in the Agent’s most recent engineering evaluation, (iii) that the strike prices in such agreements are not less than the prices used by the Agent in its most recent Borrowing Base determination, and (iv) the Agent, for the benefit of the Lenders, shall receive a security interest in the Commodity Hedge Agreements, (d) Rate Management Transactions, in form and substance and with a Person acceptable to the Agent, (e) Indebtedness secured by Permitted Liens and (f) Subordinated Debt of the Borrower, including the Parent Subordinated Debt and the Artic Subordinated Debt.

6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred or operating leases entered into in the ordinary course of business.

6.3 Liens. Create, incur, assume or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to (a) Permitted Liens or (b) Liens securing the Artic Subordinated Debt, so long as such Liens are subject to the lien priorities provided in the Artic Subordination Agreement.

6.4 Sales of Assets. Without the prior written consent of the Agent, sell, transfer, or otherwise dispose of, in one or any series of transactions assets in excess of $100,000 in the aggregate, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to the sale of hydrocarbons or inventory in the ordinary course of business or the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower.

6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business or (c) subject to the provisions of Sections 6.19 and 6.20, repayment of Subordinated Debt.

6.7 Investments. Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the

form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Agent or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $500,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.

6.8 Dividends and Distributions. Declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution to any Person.

6.9 Issuance of Stock; Changes in Limited Liability Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

6.10 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.

6.11 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.

6.12 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

6.13 RESERVED

6.14 Interest Coverage Ratio. Permit as of the close of any fiscal quarter, the ratio of (a) EBITDAX to (b) Interest Expense, measured on a rolling four-quarter basis, to be less than 4.00 to 1.00 for the fiscal quarter ending March 31, 2008 and each fiscal quarter thereafter.

6.15 Tangible Net Worth. Permit Tangible Net Worth, as of the close of any fiscal quarter beginning March 31, 2008, to be less than 90% of the Tangible Net Worth at March 31, 2006, plus 75% of positive quarterly net income thereafter.

6.16 General and Administrative Expenses. Permit, as of the close of any fiscal quarter, general and administrative expenses to be more than $525,000 per quarter beginning with the period ending March 31, 2008.

6.17 Minimum Liquidity. Permit the sum of the Available Commitment plus unrestricted cash plus cash equivalents to be less than $1,000,000 at any time.

6.18 Put Right Agreement. Change, without the written consent of the Agent, which consent shall not be unreasonably withheld, any terms of the Put Right Agreement between the Borrower and the Parent.

6.19 Payments on Parent Subordinated Debt. Make any payments of principal or interest on the Parent Subordinated Debt; provided, however, the foregoing restriction shall not apply to repayments of Parent Subordinated Debt in an aggregate amount not exceeding the product of $385,000 multiplied by the number of calendar months subsequent to March, 2008, so long as no Default or Event of Default exists at the time of any such payment or would result from any such payment.

6.20 Payments on Artic Subordinated Debt. Make any payments of principal or interest on the Artic Subordinated Debt in violation of the provisions of the Artic Subordination Agreement.

6.21 Anti-Terrorism Laws. Permit any of its Affiliates to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

(a) default shall be made in the payment when due on any installment of principal or interest under this Agreement or the Notes or in the payment when due on any fee or other sum payable under any Loan Document and such default as to interest or fees only shall have continued for three Business Days;

(b) default shall be made by the Borrower in the due observance or performance of any of its obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Agent or knowledge thereof by the Borrower;

(c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness, including, without limitation, any Subordinated Debt, or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance of a Letter of Credit, and such inability shall continue for a period in excess of 30 days;

(f) either the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(g) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(h) the levy against any significant portion of the Property of the Borrower, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

(i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000, and such order, judgment, or decree shall not be paid in full, dismissed, or stayed within 60 days;

(j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Agent and/or the Lenders without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

(k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(l) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby;

(m) the Borrower shall cease to be owned by its shareholders existing as of the Closing Date;

(n) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 60 days after notice given by the Agent; or

(o) breach by the Borrower of any Subordination Agreement or default by the Borrower in the payment or performance of any agreement or instrument evidencing the Subordinated Debt or executed in connection therewith, and such breach or default shall remain unremedied for in excess of the period of grace, if any, with respect thereto.

7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Agent in writing; and (iii) the Agent and the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or the Lenders and any and all other indebtedness at any time owing by the Agent or the Lenders to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

(b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Agent may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Agent in writing; and (iii) the Agent and the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or the Lenders and any and all other indebtedness at any time owing by the Agent or the Lenders to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

(c) Upon the occurrence of any Event of Default, the Agent and the Lenders may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

ARTICLE VIII

THE AGENT

8.1 Appointment. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Waivers, Amendments. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification, or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver would: (a) modify any requirement hereunder that any particular action be taken by all of the Lenders or by the Required Lenders unless consented to by each Lender; (b) modify this Section 8.2, change the definition of “Required Lenders”, or change the Commitment Amount or Percentage Share of any Lender, reduce the fees described in Article II, extend the Commitment Termination Date or

Final Maturity, release any Security Instrument or Lien, or initiate any foreclosure, enforcement or collection procedure without the consent of each Lender; (c) extend the due date for, or reduce the amount of any scheduled repayment or prepayment of principal of or interest on any Loan, without the consent of the holder of the Note(s) evidencing such Loan; (d) affect, adversely the interests, rights, or obligations of the Agent without the consent of the Agent; or (e) modify the Borrowing Base or modify the monthly amount by which the Borrowing Base shall be reduced.

8.3 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.4 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Required Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation, or transfer thereof shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

8.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrower or the officer of any Lender primarily responsible for the lending relationship with the Borrower becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.

8.7 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Collateral and other Properties of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrower or the value of the Collateral or other Properties of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.8 Indemnification. EACH LENDER AGREES TO INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

8.9 Restitution. Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Agent shall forward such funds to the Borrower or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Agent (or the Lender required to return funds to the Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.

8.10 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the agent hereunder. With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent. The terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.11 Successor Agent. The Agent may resign as Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders for which the Percentage Shares aggregate at least fifty-one percent (51%) shall appoint from among the Lenders a successor agent for the Lenders, subject to the reasonable consent of the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. The term “Agent” shall mean such successor agent effective upon its appointment. The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and those of any Section hereof relating to the Agent, including Section 5.17, Section 5.18, and Section 5.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.12 Applicable Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

8.13 Subordination Agreements. In furtherance of the authority granted to the Agent in Section 8.1 and elsewhere in this Agreement, each of the Lenders authorizes the Agent to execute and, by such execution, to bind such Lender to the terms of each of the Subordination Agreements and agrees to be bound by the terms of each of the Subordination Agreements as fully as if a signatory thereto.

ARTICLE IX

MISCELLANEOUS

9.1 Transfers; Participations. Each Lender may assign or sell participations in its Loans and Commitments to one or more other Persons in accordance with this Section 9.1.

(a) Assignments. Any Lender,

(i) with the written consent of the Borrower and the Agent (which consent shall not be unreasonably delayed or withheld), may at any time, assign and delegate to one or more commercial banks or other financial institutions, and

(ii) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Lender

(each Person described in (i) or (ii) above as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying percentage, of all the assigning Lender’s Loans and Commitments), in a minimum aggregate amount of $1,000,000 of such Lender’s Percentage Share of the Maximum Commitment Amount; provided, however, that such Assignee Lender will comply with all the provisions of this Agreement, and further, provided, however, that the Borrower and Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

(iii) written notice of such assignment and delegation together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender,

(iv) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Borrower and the Agent and attached hereto as Exhibit VII, and

(v) the processing fees described below shall have been paid.

From and after the date that the Borrower and the Agent accept such Lender Assignment Agreement, (a) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (b) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender’s assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes “exchanged” and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 9.1 shall be null and void.

(b) Participations. Any Lender, with the prior written consent of the Borrower in its sole discretion, may at any time sell to one or more commercial banks (each of such commercial banks being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this Section 9.1 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document.

9.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

9.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including facsimile or other electronic form). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile or other electronic notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a) if to the Agent, to:

Guaranty Bank, FSB
333 Clay Street, Suite 4400
Houston, Texas 77002
Attention:	David M. Butler
Facsimile:	(713) 890-8868

(b) if to any Lender, to the address for such Lender set forth on its signature page hereto or in a relevant Assignment Agreement.

(c) if to the Borrower, to:

Prime Offshore L.L.C.
9821 Katy Freeway, Suite 1050
Houston, Texas 77024
Attention:	Jim R. Brock
Facsimile:	(713) 461-9231

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

9.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, the Agent or the Lenders shall be binding upon and inure to the benefit of the Borrower, the Agent or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns.

9.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent, Lenders and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

9.6 Renewals; Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Notes, or any other Loan Document.

9.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or a Lender, its officers or employees, nor any failure or delay by the Agent or a Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent or a Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Agent from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

9.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

9.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

9.11 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Agent; provided, however, that in no event shall the Agent violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

9.12 USA Patriot Act Notice. The Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act the Agent is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent to identify the Borrower in accordance with the USA Patriot Act.

9.13 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006). In the event the Borrower determines to take any action inconsistent with the foregoing statement, it will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent and the Lenders may treat the Loans and related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, the Agent will maintain the lists and other records required, if any, by such Treasury Regulations.

9.14 Governing law. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

9.15 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

9.16 Waiver of rights to jury trial. THE BORROWER, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.17 Entire Agreement. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

9.18 Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument and shall be enforceable as of the Closing Date upon the execution of one or more counterparts hereof by each of the parties hereto. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each necessary party hereto and shall constitute one instrument.

(Signatures appear on following pages)

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

BORROWER: PRIME OFFSHORE L.L.C.

By:
Beverly A. Cummings
Chief Executive Officer

(Signatures continue on following page)

AGENT:

GUARANTY BANK, FSB, as Agent

By:
Kelly L. Elmore, III
Senior Vice President

LENDER:

GUARANTY BANK, FSB

By:
Kelly L. Elmore, III
Senior Vice President

Applicable Lending Office for Base Rate Loans and LIBO Rate Loans:

8333 Douglas Avenue Dallas, Texas 75225
Facsimile: (214) 360-1938

EXHIBIT I

[FORM OF NOTE]

PROMISSORY NOTE

$	Houston, Texas	, 20

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of                              (“Payee”), at the banking quarters of Guaranty Bank, FSB in Dallas, Dallas County, Texas, the sum of                                          DOLLARS ($            ), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Credit Agreement dated effective March 31, 2008 by and among Maker, the lenders party thereto and Guaranty Bank, FSB, as administrative agent for such lenders and letter of credit issuer (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, availability of the Maker to receive advances under this Note and certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

Without being limited thereto or thereby, this Note is secured by the Security Instruments.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

PRIME OFFSHORE L.L.C.

By:
Name:
Title:

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EXHIBIT I(A)

[FORM OF NOTE]

PROMISSORY NOTE

$	Houston, Texas	, 20

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of                              (“Payee”), at the banking quarters of Guaranty Bank, FSB in Dallas, Dallas County, Texas, ON DEMAND the sum of                                          DOLLARS ($            ), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Credit Agreement dated effective March 31, 2008 by and among Maker, the lenders party thereto and Guaranty Bank, FSB, as administrative agent for such lenders and letter of credit issuer (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, availability of the Maker to receive advances under this Note and certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

Without being limited thereto or thereby, this Note is secured by the Security Instruments.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

PRIME OFFSHORE L.L.C.

By:
Name:
Title:

I(A)-i

EXHIBIT II

[FORM OF BORROWING REQUEST]

            , 20

Guaranty Bank, FSB

333 Clay Street, Suite 4400

Houston, Texas 77002

Attention: David M. Butler

Re:	Amended and Restated Credit Agreement dated effective as of March 31, 2008, by and among Prime Offshore L.L.C., Guaranty Bank, FSB, as Agent, and the Lenders party thereto from time to time (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

1.	Loans

(a)	Amount of new Loan: $

(b)	Requested funding date: , 20 .

(c)	$ of such Loan is to be a Floating Rate Loan;

$             of such Loan is to be a LIBO Rate Loan.

Requested Interest Period for LIBO Rate Loan:      months.

2.	Continuation or conversion of LIBO Rate Loan maturing on :

(a)	Amount to be continued as a LIBO Rate Loan is $ , with an Interest Period of months;

(b)	Amount to be converted to a Floating Rate Loan is $ ; and

3.	Conversion of Floating Rate Loan:

(a)	Requested conversion date: , 20 .

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(b)	Amount to be converted to a LIBO Rate Loan is $ , with an Interest Period of months.

The undersigned certifies that he is the                              of the Borrower, has obtained all consents necessary, and as such she/he is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement and are in full compliance with all the terms and conditions of the Credit Agreement. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

PRIME OFFSHORE L.L.C.

By:
Name:
Title:

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EXHIBIT III

[FORM OF COMPLIANCE CERTIFICATE]

            , 20

Guaranty Bank, FSB

333 Clay Street, Suite 4400

Houston, Texas 77002

Attention: David M. Butler

Re:	Amended and Restated Credit Agreement dated effective March 31, 2008, by and among Prime Offshore L.L.C., Guaranty Bank, FSB, as Agent, and the Lenders party thereto from time to time (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.

1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:

2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on , is evidenced by the following:

(a)	Section 6.14: Interest Coverage Ratio. Permit as of the close of any fiscal quarter, the ratio of (a) EBITDAX to (b) Interest Expense, measured on a rolling four-quarter basis, to be less than 4.00 to 1.00 for the fiscal quarter ending March 31, 2008 and each fiscal quarter thereafter.

Actual

     to 1.0

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(b)	Section 6.15: Tangible Net Worth. Permit Tangible Net Worth, as adjusted for exploration costs as of the close of any fiscal quarter beginning March 31, 2008, to be less than 90% of the Tangible Net Worth at March 31, 2006, plus 75% of positive quarterly net income thereafter.

Required	Actual

(c)	Section 6.16: General and Administrative Expenses. Permit, as of the close of any fiscal quarter, general and administrative expenses to be more than $525,000 per quarter beginning with the period ending March 31, 2008.

Actual

(e)	Section 6.17: Minimum Liquidity. Permit the sum of the Available Commitment plus unrestricted cash plus cash equivalent to be less than $1,000,000 at any time.

Required	Actual

3.	No Material Adverse Effect has occurred since the date of the Financial Statements dated as of .

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

PRIME OFFSHORE L.L.C.

By:
Name:
Title:

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EXHIBIT IV

[FORM OF OPINION OF COUNSEL]

INTENTIONALLY OMITTED

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EXHIBIT V

FACILITY AMOUNTS

Name of Lender	Facility Amount	Percentage Share
Guaranty Bank, FSB	$200,000,000	100%

Total	$200,000,000	100%

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EXHIBIT VI

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of                     ,             , by and between                      (the “Assignor”) and                      (the “Assignee”).

RECITALS

WHEREAS, the Assignor is a party to the Amended and Restated Credit Agreement dated effective as of March 31, 2008, (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”) by and among PRIME OFFSHORE L.L.C. (the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 9.1 of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), and Guaranty Bank, FSB, a federal savings bank, as administrative agent for the Lenders and the issuing bank for letters of credit issued thereunder (in such capacities, together with its successors in such capacities, the “Agent”); and

WHEREAS, the Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all][a portion] of the Assignor’s Facility Amount and its outstanding Loans, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions from Credit Agreement. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

1.2 Additional Defined Terms. As used herein, the following terms have the following respective meanings:

“Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations (i) under the Credit Agreement and the other Loan Documents in respect of [all of] [the portion of the] Facility Amount of the Assignor in the principal amount equal to $             and (ii) to make Loans under its Commitment up to such amount referenced above and any right to receive payments for the Loans currently outstanding under its Commitment in the principal amount of $             (the “Loan Balance”), plus the interest and fees which will accrue with respect thereto from and after the Assignment Date.

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“Assignment Date” shall mean                                         .

1.3 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.6 Negotiated Transaction. Each party to this Agreement affirms to the other that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

ARTICLE II

SALE AND ASSIGNMENT

2.1 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

VI-ii

2.2 Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, assume and perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Loan Documents in respect of the Assigned Interest.

2.3 Consent by Agent. By executing this Agreement as provided below, in accordance with Section 9.1(b) of the Credit Agreement, the Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

ARTICLE III

PAYMENTS

3.1 Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.1, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any, all accrued and unpaid interest and fees with respect to the Assigned Interest as of the Assignment Date. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

3.2 Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for the account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

3.3 Delivery of Notes. Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.1 hereof, the Assignor shall, in the manner contemplated by Section 9.1(b) of the Credit Agreement, (i) deliver to the Agent (or its counsel) the Note held by the Assignor and (ii) notify the Agent to request that the Borrower execute and deliver new Notes to the Assignor, if Assignor continues to be a Lender, and the Assignee, dated the Assignment Date in respective principal amounts equal to the respective Facility Amounts of the Assignor (if appropriate) and the Assignee after giving effect to the sale, assignment and transfer contemplated hereby.

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3.4 Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a) the execution and delivery of this Agreement by the Assignor and the Assignee;

(b) the receipt by the Assignor of the payments required to be made under Section 3.1; and

(c) the acknowledgment and consent by the Agent contemplated by Section 2.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Assignor. The Assignor represents and warrants to the Assignee as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by the Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e) the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

VI-iv

(f) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

5.2 Disclaimer. Except as expressly provided in Section 5.1 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any other Loan Document or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other Loan Document or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other Person, or any other matter relating to the Credit Agreement or any other Loan Document or any extension of credit thereunder.

5.3 Representations and Warranties of Assignee. The Assignee represents and warrants to the Assignor as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by the Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e) the Assignee has received copies of the Credit Agreement and the other Loan Documents, as well as copies of all Financial Statements previously provided by the Borrower in satisfaction of obligations under the Credit Agreement.

(f) the Assignee has fully reviewed the terms of the Credit Agreement and the other Loan Documents and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

(g) if the Assignee is not incorporated under the laws of the United Sates of America or a state thereof, the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such documents as are required by Section 2.25(b) of the Credit Agreement; and

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(h) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

6.2 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent, and the Assignee agrees that the Agent is entitled to rely upon such representations and warranties.

6.4 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

6.6 Governing Law. This Agreement (including the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, other than the conflict of laws rules thereof.

6.7 Expenses. To the extent not paid by the Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

6.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(Signatures appear on the following page)

VI-vi

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR

By:
Name:
Title:

Address for Notices:

Facsimile No.:
Telephone No.:
Attention:

ASSIGNEE

By:
Name:
Title:

Address for Notices:

Facsimile No.:
Telephone No.:
Attention:

ACKNOWLEDGED AND CONSENTED TO:

GUARANTY BANK, FSB as Agent

By:
Name:
Title:

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